EXHIBIT 10.10
PATTERSON COMPANIES, INC.
RESTRICTED STOCK UNIT AGREEMENT
PURSUANT TO PATTERSON COMPANIES, INC.
AMENDED & RESTATED 2015 OMNIBUS INCENTIVE PLAN

RSU No: [Option Number]
This Restricted Stock Unit Agreement (the “Agreement”) is dated effective [Option Date] and is entered into by and between Patterson Companies, Inc., a Minnesota corporation (the “Company”), and [Employee Name] (the “Employee”).
WITNESSETH:
1.Award of Restricted Stock Units. Pursuant to the provisions of the Patterson Companies, Inc. Amended & Restated 2015 Omnibus Incentive Plan (the “Plan”) and subject to the additional terms and conditions set forth herein, Employee has been awarded on the date hereof [Shares Granted] restricted stock units (the “Restricted Units”) valued at [Market Value] for each unit. The right to receive the value of the Restricted Units is subject to the restrictions set forth in the Plan and Section 3 below of this Agreement.
2.Terms and Conditions. It is understood and agreed that this Agreement and the Restricted Units are subject to the following terms and conditions and to the terms and conditions of the Plan. The terms of the Plan are incorporated by reference in this Agreement in their entirety. Employee, by execution of this Agreement, acknowledges having access to a copy of the Plan. The provisions of this Agreement will be interpreted as to be consistent with the Plan, and any ambiguities in this Agreement will be interpreted by reference to the Plan. In the event that any provision of this Agreement is inconsistent with the terms of the Plan, the terms of the Plan will control. All capitalized terms in this Agreement not otherwise defined shall have the meaning(s) ascribed to them in the Plan.
3.Restrictions. The Restricted Units may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner, whether voluntarily or involuntarily, by operation of law or otherwise, until the Vesting Date for the Restricted Units, or portion thereof, that is shown on Schedule I attached hereto. On the Vesting Date(s) shown on the attached Schedule, and provided the Employee is then employed by the Company or a Subsidiary, the Employee shall receive the Restricted Units, or portion thereof which has vested, free of all restrictions. The Restricted Units will be denominated and paid in shares of Common Stock.
4.Forfeiture Provision. If Employee’s employment with the Company or a Subsidiary terminates for any reason prior to the final Vesting Date, except in the case of Employee’s Retirement, any unvested Restricted Units shall be forfeited, and such unvested Restricted Units shall be cancelled and become part of the authorized but unissued stock reserved for issuance under the Plan. If the Employee’s employment with the Company or Subsidiary terminates prior to the final Vesting Date as a result of Employee’s Retirement, any unvested Restricted Units will be unaffected by such Retirement, so that the requirement to remain in continuous employment with the Company or a Subsidiary shall be disregarded. If the Employee’s job changes prior to the final Vesting Date so that Employee is no longer an Eligible Recipient, then, in such event, any unvested Restricted Units may, at the Company’s sole discretion, be forfeited and cancelled and become part of the authorized but unissued stock reserved for issuance under the Plan.
5.Limitation of Rights. Until issuance of the shares of Common Stock, if any, Employee will not have any rights of a shareholder with respect to the Restricted Units. Employee will have no voting, dividend, liquidation and other rights with respect to any Restricted Units granted hereunder. Notwithstanding the foregoing, for each Restricted Unit that vests, the Employee will be entitled to an accrual of dividend equivalents with respect to the Restricted Units from the date of grant until the date such Restricted Units are paid. The Company will deliver, together with the shares of Common Stock delivered under Section 3 of this Agreement, if any, a cash payment equal to the dividend equivalent amount; provided, that in the case of any dividend payable in shares of Common Stock, Employee will be issued additional Restricted Units.
6.Taxes and Withdrawals. Employee acknowledges that under current federal tax law the value of the Restricted Units will be included as ordinary income in the year the restrictions lapse. The Company is entitled to (a) withhold and deduct from future wages of Employee (or from other amounts that may be due and owing to Employee from the Company), or make other arrangements for the collection of, all legally required amounts necessary to satisfy any federal, state or local withholding and employment-related tax requirements attributable to the Restricted Units, or (b) require Employee promptly to remit the amount of such withholding to the Company at the time the restrictions lapse. The Company may make the required withholding by canceling Restricted Units at the time the restrictions lapse.
7.No Right to Continued Status as an Employee. This Agreement shall not confer upon Employee any right with respect to continued status as an employee of the Company, nor shall it interfere in any way with the right of the Company to terminate Employee’s status as an employee at any time.
8.Employee Agreements. In exchange for and by accepting the award of Restricted Units set forth herein, Employee agrees as follows:
(a)Non-competition and Notification. During Employee’s employment with the Company and for a period of eighteen (18) months following the voluntary or involuntary termination of Employee’s employment for whatever reason (the “Restricted Period”), Employee agrees not to directly or indirectly engage in, be interested in, or be employed by, anywhere in the United States, Canada, the United Kingdom or any additional geographic markets the Company enters, any direct competitor of the Company (including, without limitation, Henry Schein,

Inc., Benco Dental Supply Company, Burkhart Dental Supply Co., Amazon.com, Inc., MWI Veterinary Supply, Inc., AmerisourceBergen Corp. and Covetrus, Inc.) or any other business which offers, markets or sells any service or product that competes indirectly with any services or products of the Company (a “Competing Business”). By way of example, but not by way of limitation, any service or product that competes directly or indirectly with any services or products of the Company includes dental services, dental products, animal health services and animal health products. For purposes of this provision, Employee shall be deemed to be interested in a Competing Business if Employee is engaged or interested in such Competing Business as a stockholder, director, officer, employee, salesperson, sales representative, agent, partner, individual proprietor, consultant, or otherwise, but not if such interest in the Competing Business is limited solely to the ownership of 2% or less of the equity or debt securities of any class of a corporation whose shares are listed for trading on a national securities exchange or traded in the over-the-counter market.
In the event that Employee obtains new employment prior to expiration of the Restricted Period, Employee shall: (i) disclose this Agreement to Employee’s new employer prior to beginning the employment; and (ii) notify the Company of the identity of Employee’s new employer within seven (7) days after accepting any offer of employment by sending a written notification to the Company.
Employee agrees that the foregoing restrictions are in consideration of the consideration offered in this Agreement, and that the restrictions are reasonable and necessary for the purpose of protecting the Company’s legitimate business interests. Employee agrees that the scope of the business of the Company is independent of the location (such that it is not practical to limit the restrictions contained herein to a specific state, city or part thereof) and therefore acknowledges and agrees that the geographic scope of this restriction throughout the United States, Canada and the United Kingdom is reasonable and necessary.
(b)Non-Solicitation of Customers, Suppliers, or Distributors. Employee agrees that during Employee’s employment with the Company and during the Restricted Period, Employee shall not directly or indirectly, whether individually or as an owner, agent, representative, consultant or employee, participate or assist any individual or business entity to solicit or encourage any customer, supplier, or distributor of the Company to (i) do business that could be done with the Company with any person or entity other than the Company or (ii) terminate or otherwise modify adversely its business relationship with the Company.
(c)Non-Solicitation of Employees. Employee agrees that during Employee’s employment with the Company and during the Restricted Period, Employee shall not directly or indirectly, whether individually or as an owner, agent, representative, consultant or employee, participate or assist any individual or business entity to solicit, employ or conspire with others to employ any of the

Company’s employees. The term “employ” for purposes of this Section 8(c) means to enter into an arrangement for services as a full-time or part-time employee, independent contractor, agent or otherwise. Notwithstanding the foregoing, any general advertisement or public solicitation that is not directed specifically to employees of the Company shall not constitute a breach of this Section 8(c).
(d)Remedy. If Employee breaches any of Employee’s obligations set forth in this Section 8, all Restricted Units awarded under this Agreement shall be immediately canceled and forfeited and any rights thereto shall become null and void. Employee also agrees to immediately return to the Company any shares of Common Stock issued to Employee as set forth in Section 3 of this Agreement which are still under Employee’s control and to promptly reimburse to the Company the Fair Market Value (as measured on the vesting date with appreciation, if any, through the repayment date) of any such shares that are no longer under Employee’s control. The Company shall also be entitled to enforce the terms of this Section 8 and Employee further agrees that the remedy of damages at law for breach by Employee of any of the covenants and obligations contained in this Section 8 is an inadequate remedy. In recognition of the irreparable harm that a violation by Employee of the covenants and obligations in this Section 8 would cause the Company, or any company with which the Company has a business relationship, Employee agrees that if Employee breaches or proposes to breach, any provision of this Section 8, the Company shall be entitled, in addition to all other remedies that it may have, to an injunction or other appropriate equitable relief to restrain any such breach or proposed breach without showing or proving any actual damage to the Company, it being understood by Employee and the Company that both damages and equitable relief shall be proper modes of relief and are not to be considered alternative remedies.
(e)Class Action Waiver and Arbitration Agreement. Any dispute, controversy or claim arising out of, relating to or in connection with this Agreement, including the breach, termination or validity thereof, shall be finally resolved by arbitration. The tribunal shall have the power to rule on any challenge to its own jurisdiction or to the validity or enforceability of any portion of the agreement to arbitrate. Employee and the Company agree to arbitrate solely on an individual basis, and that the agreement to arbitrate does not permit class arbitration or any claims brought as a plaintiff or class member in any class or representative arbitration proceeding. The arbitral tribunal may not consolidate more than one person’s claims, and may not otherwise preside over any form of a representative or class proceeding. In the event the prohibition on class arbitration is deemed invalid or unenforceable, then the remaining portions of the arbitration agreement will remain in force.
(f)Reasonable and Necessary. Employee agrees that the covenants provided for in this Section 8 are reasonable and necessary to protect the Company and its confidential information, goodwill and other legitimate business interests and, without such protection, the Company’s customer and client relationships and competitive advantage would be materially adversely affected. Employee agrees that the provisions of this Section 8 are an essential inducement to the Company to enter into this Agreement and they are in addition to, rather than in lieu of, any similar or related covenants with the Company to which Employee may be bound. Employee further acknowledges that the restrictions contained in this Section 8 shall not impose an undue hardship on Employee since Employee has general business skills which may be used in industries other than that in which the Company conducts its business and shall not deprive Employee of Employee’s livelihood. In exchange for Employee agreeing to be bound by these reasonable and necessary covenants, the Company is providing Employee with the benefits as set forth in this Agreement. Employee acknowledges and agrees that these benefits constitute full and adequate consideration for Employee’s obligations hereunder.
(g)Severability and Blue Penciling. To the extent that any provision of this Section 8 shall be determined to be invalid or unenforceable as written, the validity and enforceability of the remainder of such provision and of this Agreement shall be unaffected. If any particular provision of this Section 8 shall be adjudicated to be invalid or unenforceable, the Company and Employee specifically authorize the tribunal making such determination to edit the invalid or unenforceable provision to allow this Agreement, and the provisions thereof, to be valid and enforceable to the fullest extent allowed by law or public policy. Employee expressly stipulates that this Agreement shall be construed in a manner which renders its provisions valid and enforceable to the maximum extent (not exceeding its express terms) possible under applicable law.
(h)Company Defined. For purposes of this Section 8, “Company” shall mean Patterson Companies, Inc., its affiliated and related entities, and any of their respective direct or indirect subsidiaries.
(i)Survival. Notwithstanding any termination of this Agreement or Employee’s employment with the Company, whether or not the Restricted Units awarded hereunder have in whole or in part vested at that time, Employee shall remain bound by the provisions of this Agreement which specifically relate to periods, activities or obligations upon or subsequent to the termination of Employee’s employment.
9.Notices. Any notice to the Company shall be addressed to it at its principal executive offices, located at 1031 Mendota Heights Road, St. Paul, Minnesota 55120. Any notice to the holder shall be addressed to him or her at the current home address on record with the Company.
10.Governing Law. This Agreement shall be governed by the laws of the State of Minnesota without regard to choice of law principles.

11.Company’s Insider Trading Policy Acknowledgement. Employee acknowledges that Employee has received, or has had access to, the Company’s Securities Trading and Information Disclosure Policy effective as of September 17, 2019, or any subsequent version or iteration of such policy (the “Insider Trading Policy”). Employee acknowledges, agrees and understands that any purchase or sale of shares of Common Stock, including any shares of Common Stock issued in connection with the Restricted Units, or any attempted sale or transfer of the Restricted Units, are subject to and governed by the provisions of the Insider Trading Policy. By executing this Agreement or accepting this award, Employee agrees to abide by and follow such the terms of the Insider Trading Policy.
The Company has caused this Agreement to be executed by a duly authorized officer. Employee has agreed to accept and execute this Agreement electronically using the grant acceptance procedures on Employee’s E*TRADE Financial Services account.

Restricted Stock Units

Vesting Schedule

Vesting Date	%
[Vesting Date]	100%

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